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                               CHARLES & KANE LLP
                                    LAWYERS
BRUCE H. CHARLES                1920 MAIN STREET             THOMAS H. BALDIKOSKI
STEPHEN M. KANE                    SUITE 1070                     (1937-1993)
                         IRVINE, CALIFORNIA 92614-7212
                            TELEPHONE (714) 852-8868            REFER TO FILE NO.
                            FACSIMILE (714) 852-9878               49200.002
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                              March 4, 1998


VIA TELECOPIER (713) 653-7172
AND CERTIFIED MAIL - RETURN RECEIPT REQUESTED

Litigation Resources of America - California, Inc.
Litigation Resources of America, Inc.
650 First City Tower, 1001 Fannin
Houston, Texas 77002


     Re:  Jilio & Associates


Gentlemen:

     This letter shall constitute notice under Sections 8.3 and 8.5 of that certain Agreement of Purchase and Sale of Assets dated September 15, 1997, as amended (the "Agreement") by and among Litigation Resources of America - California, Inc., Litigation Resources of America, Inc. and Colleen Jilio, doing business as Jilio & Associates, pursuant to which Jilio & Associates hereby elects to terminate the Agreement.

     As discussed previously, Ms. Jilio is still interested in negotiating a sale of Jilio & Associates to Litigation Resources and encourages Litigation Resources to contact me if Litigation Resources believes that such transaction can be consummated in the near future.

     If you should have any questions regarding the foregoing, please do not hesitate to contact me.


                              Very truly yours,


                              Stephen M. Kane

SMK:gj

cc:  Ms. Colleen Jilio (personal and confidential)
     John W. Menke, Esq. (via telecopier)
     Mr. Daryl Swarts (via telecopier)